Exhibit 99.1

Press Release

For Immediate Release July 24, 2007	Inquiries:	Jeanne A. Leonard Liberty Property Trust 610/648-1704
LIBERTY PROPERTY TRUST ANNOUNCES ACQUISITION OF
REPUBLIC PROPERTY TRUST
Malvern, PA, July 24, 2007 — Liberty Property Trust (NYSE:LRY) and Republic Property Trust (NYSE:RPB) announced today that they have entered into a definitive agreement pursuant to which Liberty will acquire Republic for $14.70 per fully diluted share and unit in cash and will assume debt, which was approximately $415 million as of March 31, 2007. Total consideration is approximately $900 million.
The transaction has been approved by both companies’ boards of trustees as well as a committee of independent trustees of Republic and is expected to close in the fourth quarter of 2007. It is subject to the approval of Republic’s shareholders as well as other customary closing conditions.
Pending the closing of the transaction, Republic expects to continue to pay regular quarterly dividends in accordance with past practice.
After the completion of the transaction, Liberty will own 2.6 million square feet of high-quality well leased office properties in the Greater Washington, D.C. area. The Republic portfolio consists of 13 operating properties consisting of 24 office buildings. In addition, Republic has a redevelopment property which, upon completion, will comprise 176,000 square feet of prime office space in downtown Washington D.C.
William P. Hankowsky, chairman and chief executive officer of Liberty commented, “This transaction represents a major milestone for Liberty as we will acquire a very high quality portfolio in one of the premier US office markets. We have been strategically focused on entering this market for some time and are pleased to be able create such a critical mass of office assets in the DC market through a single transaction. We view our entry into the Washington DC market as a natural complement to our Baltimore/Washington corridor presence.”
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Properties to be acquired are:

	Property	# of Bldgs	Address, Location	Net Rentable Sq. Ft.

1	Corporate Oaks	1	625 Herndon Parkway	60,767
			Herndon, VA
2	Corporate Pointe IV	1	14111 Park Meadow Dr.	80,118
			Chantilly, VA
3	Lakeside I & II	2	14100-14120 Newbrook Drive	173,218
			Chantilly, VA
4	Pender Business Park	4	3922-3928 Pender Drive	170,940
			Fairfax, VA
5	Presidents Park I	1	13861 Sunrise Valley Drive	196,901
			Herndon, VA
6	Presidents Park II	1	13865 Sunrise Valley Drive	199,211
			Herndon, VA
7	Presidents Park III	1	2525 Network Place	198,755
			Herndon, VA
8	The Republic Building	1	1425 New York Avenue, NW	276,018
			Washington, DC
9	Republic Park #1-7	7	13605-13665 Dulles	349,611
			Technology Dr. Herndon, VA
10	Republic Park #8	1	13461 Sunrise Valley Drive	181,154
			Herndon, VA
11	WillowWood I	1	10300 Eaton Place	120,513
			Fairfax, VA
12	WillowWood II	1	10306 Eaton Place	124,358
			Fairfax, VA
13	WillowWood III & IV	2	10304 & 10302 Eaton Place	278,979
			Fairfax, VA
14	1129 20th St., NW*	1	1129 20th St., NW	176,000
			Washington, DC
	TOTAL	25		2,586,543

*	1129 20th St. NW is currently being redeveloped for delivery in July of 2008.
Goldman Sachs and Co. served as financial advisor to Liberty. Wolf, Block, Schorr and Solis-Cohen LLP acted as Liberty’s legal advisor.
For Further Information
Liberty will host a conference call during which management will discuss this transaction, as well as second quarter results, on Tuesday, July 24, 2007, at 1:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-645-7691. Please reference the Liberty Property Trust 2nd Quarter Results. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-643-9291 for international participants. A passcode is needed for the replay: 7026688. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com for one week following the call.
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About Liberty
Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 68 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
Forward Looking Statements
The statements contained in this release may include forward-looking statements within the meaning of the federal securities law. Although Liberty Property Trust believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, (1) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Liberty Property Trust and others following announcement of entering into the merger agreement; (3) the inability to complete the merger due to the failure to obtain approval of the shareholders of Republic Property Trust or the failure to satisfy other conditions to completion of the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention; (5) the ability to recognize the benefits of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger; and other risks and uncertainties detailed in the Liberty Property Trust’s filings with the Securities and Exchange Commission. Liberty Property Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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